Exhibit 10.3

November 30, 2020

Addendum to Loan Agreement

To:	Resona Bank, Limited

Address:
stamped seal

Borrower:	Yoichi Ochiai Representative Director Pixie Dust Technologies, Inc. Sumitomo Fudosan Suidobashi Nishiguchi Bldg. F3 2-20-5 Kanda-misakicho Chiyoda-ku, Tokyo

Address:

Cosigner:

Address:

Cosigner:

In connection with the transactions under the Loan Agreement (hereinafter referred to as the “Original Agreement”) executed between Resona, Borrower and Consigner as of November 30, 2020, Borrower and Consigner hereby agree to adhere, in addition to the terms under the Original Agreement and banking transaction agreement, to the terms set forth below.

Article 1 (Applicable Interest Rate During Supply Period of Interest Subsidy)

Notwithstanding the provisions of the Original Agreement, interest rate under the said agreement during supply period of interest subsidy provided by Tokyo shall be as follows. Provided, however, that in the case where the provision of the interest subsidy is suspended, the interest rate under the Original Agreement shall apply even during the supply period of interest subsidy.

Supply period of interest subsidy	Interest rate
From November 30, 2020 to November 29, 2023	0.000%

Article 2 (Applicable Interest Rate After Supply Period of Interest Subsidy)

The interest rate to be applied from the day following the last day of the supply period of interest subsidy shall be either of the followings.

to either box below.	Interest rate
Interest rate as set forth in the Original Agreement
1.475% per annum (prorated based on a 365-day year)

Article 3 (Other)

Any matter not stipulated herein shall be determined in accordance with the provision of banking transaction agreement, the Original Agreement and directed credit by Tokyo (Support Credit for Covid-19 (Nationwide Support)).

End